UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 30, 2006 (March 29, 2006)

Newcastle Investment Corp.
(Exact name of registrant as specified in its charter

Maryland	001-31458	81-0559116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor, New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 798-6100

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 29, 2006, Newcastle Investment Corp. (the "Company") sold, through a newly formed subsidiary, Newcastle Trust I, a Delaware statutory trust (the "Trust"), $100 million of preferred securities (the "Preferred Securities") in a private placement. The proceeds will be used to pay down the Company's existing credit facility and fund future investments. A copy of the press release announcing this transaction is attached hereto as Exhibit 99.1.

The Trust also issued $100,000 of common securities (the "Common Securities") and sold the Common Securities to the Company. The Trust used the proceeds from the sale of the Preferred Securities and the Common Securities to purchase $100,100,000 aggregate principal amount of junior subordinated notes due 2036 of the Company (the "Junior Subordinated Notes").

The Preferred Securities require quarterly distributions at a fixed rate of 7.574% through the interest payment date on April 30, 2016 and at a variable rate of 3-month LIBOR plus 2.25% thereafter. Distributions are cumulative and accrue from the date of issuance. The Preferred Securities mature on April 30, 2036, but may be redeemed beginning on April 30, 2011 if the Company exercises its right to redeem the Junior Subordinated Notes as described below. Interest accrues from the date of issuance.

The Junior Subordinated Notes mature on April 30, 2036, but the Company may redeem the Junior Subordinated Notes, in whole or in part, at par beginning on April 30, 2011, and may redeem them earlier than such date at 107.5% upon the occurrence of certain events. The Trust will be required to redeem a like amount of the Preferred Securities if the Company exercises its right to redeem all or a portion of the Junior Subordinated Notes.

Either the trustee or the holders of at least 25% of the aggregate principal amount of the outstanding Junior Subordinated Notes may declare the principal amount of, and all accrued interest on, all the Junior Subordinated Notes to be due and payable immediately, or if the holders of the Junior Subordinated Notes fail to make such declaration, the holders of at least 25% of the Preferred Securities outstanding shall have a right to make such declaration, if an Event of Default (as defined in the indenture governing the Junior Subordinated Notes) occurs. Any holder of the Preferred Securities has the right, upon the occurrence of an Event of Default, to institute suit directly against the Company for enforcement of payment to such holder of principal of and any premium and interest, including additional interest, on the Junior Subordinated Notes having a principal amount equal to the amount of the Preferred Securities held by such holder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWCASTLE INVESTMENT CORP.

(Registrant)

Dated: March 30, 2006

By: /s/ Debra A. Hess

Name:	Debra A. Hess
Title:	Chief Financial Officer

NEWCASTLE INVESTMENT CORP.

CURRENT REPORT ON FORM 8-K

Report dated March 30, 2006 (March 29, 2006)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 29, 2006, of Newcastle Investment Corp.

Exhibit 99.1

NEWCASTLE INVESTMENT CORP.

Contact:	FOR IMMEDIATE RELEASE
Lilly H. Donohue
Director of Investor Relations
212-798-6118

Newcastle Announces $100 Million Placement of Trust Preferred Securities

New York, NY. March 29, 2006 – Newcastle Investment Corp. (NYSE: NCT) announced today that it has completed the placement of $100 million of trust preferred securities through its wholly-owned subsidiary, Newcastle Trust I. Proceeds will be used to pay down the Company’s existing credit facility and fund future investments.

The $100 million of trust preferred securities have a 30-year term ending April 2036. The securities will pay interest at a fixed rate of 7.57% for the first ten years ending April 30, 2016 and thereafter, a floating rate of 3-month LIBOR plus 2.25%. The securities can be redeemed by Newcastle at par beginning in April 2011.

Kenneth Riis, Newcastle’s President, commented, “We are pleased with this issuance of trust preferred securities which provides Newcastle with an alternative form of low cost, long-term capital to fund new investments.”

Newcastle Investment Corp. invests in real estate securities and other real estate-related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information regarding Newcastle Investment Corp. and to be added to our email distribution list, please visit www.newcastleinv.com.